Exhibit 99

FOR IMMEDIATE RELEASE

Muhtar Kent Elected to 3M Board of Directors

ST. PAUL, Minn. — February 6, 2013 — 3M (NYSE: MMM) announced today that the Board of Directors elected Muhtar Kent, 60, Chairman of the Board and Chief Executive Officer, The Coca-Cola Company, to the Board of Directors, effective April 1, 2013.

He became Chief Executive Officer of Coca-Cola in 2008 and Chairman of the Board in 2009. Prior to his current position, he served as President and Chief Operating Officer and was President of Coca-Cola International.

“We are extremely pleased to welcome Mr. Kent to our board,” said Inge G. Thulin, 3M Chairman, President and Chief Executive Officer. “He is a talented and proven global business leader, and will bring valuable insight and management experience to the board and our company.”

Active in the global business community, Mr. Kent is co-chair of The Consumer Goods Forum, a fellow of the Foreign Policy Association, a member of the Business Roundtable, chair of the International Business Council of the World Economic Forum, and a past Chairman of the U.S.-China Business Council. He also was recently appointed as a member of the Eminent Persons Group for ASEAN by President Obama and Secretary of State Clinton. He serves on the boards of Special Olympics International, Ronald McDonald House Charities, Catalyst and Emory University.

About 3M
3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $30 billion in sales, 3M employs 88,000 people worldwide and has operations in more than 70 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M	3M
	(651) 733-8206	(651) 733-3611
Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000